                                                                  Exhibit 4(ah)

                         PRUCO LIFE INSURANCE COMPANY
                     [2999 NORTH 44/TH/ STREET, SUITE 250
                              PHOENIX, AZ 85014]

        [HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION]
                              SCHEDULE SUPPLEMENT

ANNUITY NUMBER: [001-0001]

EFFECTIVE DATE: [Issue Date of the Rider]

[[SPOUSAL] DESIGNATED LIFE/LIVES]:

[John Doe]           DATE OF BIRTH:  [February 21, 1945]
[[Mary Doe]          DATE OF BIRTH:  [January 1, 1946]]

ROLL-UP RATE: [7.0% per year]

ANNUAL INCOME PERCENTAGE:

                                 Annual                                    Annual
   [Attained Age of Single       Income      Attained Age of Younger       Income
       Designated Life         Percentage    Spousal Designated Life     Percentage
-----------------------------  ---------- -----------------------------  ----------
Less than 59  1/2                  4%     Less than 59  1/2                  4%
59  1/2 - 74                       5%     59  1/2 - 79                       5%
75 - 79                            6%     80 - 84                            6%
80 - 84                            7%     85 - 89                            7%
85 or more                         8%     90 or more                         8%]

MINIMUM GUARANTEE PAYMENT: [$100]

GUARANTEED BASE VALUE MULTIPLIER:

                          Guaranteed
                          Base Value
[Target Anniversary Date  Multiplier
------------------------  ----------
        10/th/               200%]

PERIODIC VALUE CUT-OFF DATE: [The [Tenth Anniversary] of the Effective Date]

TRANSFER ACCOUNT: [AST Investment Grade Bond Portfolio.] If this portfolio is discontinued, we will substitute a successor portfolio, if there is one. Otherwise, we will substitute a comparable portfolio. We will obtain any required regulatory approvals prior to substitution of the portfolio.

CHARGE FOR THE RIDER: [You have elected this Rider on a [Single Designated Life][Spousal Designated Lives] basis. Therefore the charge for the Rider is an annual rate of [1.10/1.10%].]

ANNUITY PAYMENT TABLE: [The Annuity Payment Table below is used to compute the minimum annual amount of a single life annuity payment with 10 payments certain per $1,000 applied. We used the Annuity 2000 Valuation Mortality Table, less two years, with projected mortality improvements (modified scale G), with an interest rate of[ 3%] per year in preparing the Annuity Payment Table.

 P-SCH-HD7-DB(2/09)                   1

        [HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION]
                        SCHEDULE SUPPLEMENT (CONTINUED)

             Single Life Annuity Payment with 10 Payments Certain

Age         Male  Female Unisex
---        ------ ------ ------
45          42.03  39.95  40.37
50          44.98  42.43  42.94
55          48.68  45.60  46.22
60          53.45  49.71  50.46
65          59.66  55.11  56.03
70          67.55  62.27  63.34
75          77.02  71.62  72.72
80          87.48  83.01  83.94
85          97.52  94.84  95.40
90         105.41 104.20 104.46
95         110.53 109.94 110.06

The Annuity Payment Tables below are used to compute the minimum annual amount of a joint and last survivor life annuity payment with 10 payments certain per $1,000 applied. We used the Annuity 2000 Valuation Mortality Table, less two years, with projected mortality improvements (modified scale G), and an interest rate of [3%] per year in preparing the Annuity Payment Table.

     Joint and Last Survivor Life Annuity Payment with 10 Payments Certain

                                        Female Age
            -------------------------------------------------------------------
 Male Age:   45    50    55    60    65    70    75    80    85     90     95
 ---------  ----- ----- ----- ----- ----- ----- ----- ----- ----- ------ ------
 45         39.26 40.38 39.45 40.19 40.79 41.24 41.56 41.78 41.92  41.99  42.02
 50         40.02 41.50 40.77 41.90 42.86 43.61 44.17 44.54 44.78  44.90  44.95
 55         38.76 40.35 42.00 43.62 45.09 46.32 47.26 47.92 48.33  48.54  48.63
 60         39.15 41.01 43.07 45.24 47.37 49.31 50.90 52.06 52.79  53.18  53.36
 65         39.43 41.51 43.93 46.65 49.56 52.43 55.01 57.03 58.39  59.14  59.48
 70         39.63 41.86 44.57 47.77 51.45 55.41 59.32 62.69 65.11  66.52  67.20
 75         39.77 42.10 45.00 48.58 52.91 57.94 63.37 68.52 72.56  75.07  76.33
 80         39.85 42.26 45.29 49.11 53.92 59.84 66.72 73.86 79.99  84.06  86.23
 85         39.90 42.35 45.45 49.42 54.54 61.07 69.10 78.04 86.32  92.22  95.52
 90         39.93 42.40 45.54 49.59 54.88 61.76 70.52 80.75 90.76  98.26 102.64
 95         39.94 42.42 45.58 49.67 55.04 62.10 71.25 82.23 93.36 101.97 107.14

 P-SCH-HD7-DB(2/09)                   2

        [HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION]
                        SCHEDULE SUPPLEMENT (CONTINUED)

 Joint and Last Survivor Life Unisex Annuity Payment with 10 Payments Certain

         45    50    55    60    65    70    75    80    85     90     95
        ----- ----- ----- ----- ----- ----- ----- ----- ----- ------ ------
45      37.32 38.09 38.74 39.25 39.63 39.91 40.10 40.23 40.30  40.34  40.36
50      38.09 39.18 40.16 41.00 41.65 42.13 42.47 42.69 42.83  42.90  42.93
55      38.74 40.16 41.57 42.85 43.93 44.77 45.37 45.77 46.01  46.14  46.19
60      39.25 41.00 42.85 44.69 46.38 47.80 48.88 49.62 50.07  50.30  50.41
65      39.63 41.65 43.93 46.38 48.85 51.13 53.01 54.38 55.25  55.71  55.92
70      39.91 42.13 44.77 47.80 51.13 54.51 57.61 60.08 61.75  62.68  63.11
75      40.10 42.47 45.37 48.88 53.01 57.61 62.29 66.44 69.52  71.35  72.25
80      40.23 42.69 45.77 49.62 54.38 60.08 66.44 72.72 77.88  81.22  82.97
85      40.30 42.83 46.01 50.07 55.25 61.75 69.52 77.88 85.42  90.70  93.65
90      40.34 42.90 46.14 50.30 55.71 62.68 71.35 81.22 90.70  97.74 101.87
95      40.36 42.93 46.19 50.41 55.92 63.11 72.25 82.97 93.65 101.87 106.85

The factors in the Annuity Payment Table are based on the Annuitant's Adjusted Age and sex. The Adjusted Age is the Annuitant's age last birthday prior to the date on which the first Annuity payment is due, adjusted as shown in the "Translation of Adjusted Age Table" below.

                       Translation of Adjusted Age Table

 Calendar Year in                          Calendar Year in
Which First Payment                       Which First Payment
      is Due            Adjusted Age            is Due            Adjusted Age
-------------------  -------------------  -------------------  -------------------
Prior to 2010        Actual Age           2050 through 2059    Actual Age minus 5
2010 though 2019     Actual Age minus 1   2060 through 2069    Actual Age minus 6
2020 through 2029    Actual Age minus 2   2070 through 2079    Actual Age minus 7
2030 through 2039    Actual Age minus 3   2080 through 2089    Actual Age minus 8
2040 through 2049    Actual Age minus 4   2090 through 2099    Actual Age minus 9]

 P-SCH-HD7-DB(2/09)                   3

        [HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION]
                        SCHEDULE SUPPLEMENT (CONTINUED)

                         TRANSFER CALCULATION FORMULA

The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

   . C\\u\\ the upper target is established on the Effective Date and is not changed for the life of the guarantee.

   . C\\us\\ the secondary upper target is established on the Effective Date and is not changed for the life of the guarantee.

   . C\\t\\ the target is established on the Effective Date and is not changed for the life of the guarantee.

   . C\\l\\ the lower target is established on the Effective Date and is not changed for the life of the guarantee.

   .   L the target value as of the current Valuation Day.

   .   r the target ratio.

   . a the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

   .   V\\V\\ the total value of all elected Sub-accounts in the Annuity.

   .   V\\F\\ the total value of all elected Fixed Rate Options in the Annuity

   .   B the total value of all Transfer Account allocations.

   . P the Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis equals the greater of
       (1)) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent additional Adjusted Purchase Payments and adjusted proportionally for Excess Income*; and (2) any highest daily Account Value occurring on or after the date of the first Lifetime Withdrawal and prior to or including the date of this calculation, increased for additional Adjusted Purchase Payments and adjusted for Lifetime Withdrawals.

   .   T the amount of a transfer into or out of the Transfer Account

   .   T\\M\\ the amount of a monthly transfer out of the Transfer Account

* Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

Daily Target Value Calculation:

On each Valuation Day, a target value (L) is calculated, according to the following formula.

Target values are subject to change for new elections of the Rider on a going-forward basis.

   L = 0.05 * P * a

Daily Transfer Calculation:

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

   Target Ratio r = (L - B) / (V\\V\\ + V\\F\\).

      . If on the third consecutive Valuation Day r > Cu and r < Cus or if on any day r > Cus and transfers have not been suspended due to the 90% cap rule, assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

 P-SCH-HD7-DB(2/09)                   4

        [HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION]
                        SCHEDULE SUPPLEMENT (CONTINUED)

      . If r < C\\l\\, and there are currently assets in the Transfer Account (B > 0), assets in the Transfer Account are transferred to the elected Sub-accounts according to most recent allocation instructions.

90% Cap Rule: If, on any Valuation Day this Rider remains in effect, a transfer occurs into the Transfer Account which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended, even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-account will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs due either to a Daily or Monthly Transfer Calculation. Due to the performance of the Transfer Account and the elected Sub-accounts, the Account Value could be more than 90% invested in the Transfer Account.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T = Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\ +
V\\F\\) * C\\t\\] / (1 - C\\t\\)) Money is transferred from the elected Sub-accounts and Fixed Rate Options to the Transfer Account

T = {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))} Money is
transferred from the Transfer Account to the elected Sub-accounts

Monthly Transfer Calculation:

On each monthly anniversary of the Annuity Issue Date and following the Daily Transfer Calculation, the following formula determines if a transfer from the Transfer Account to the elected Sub-Accounts will occur:

If, after the Daily Transfer Calculation is performed,

{Min (B, .05 * (V\\V\\ + V\\F\\ + B))} < (C\\u\\* (V\\V\\+ V\\F\\) - L + B)/(1
- C\\u\\), then

TM = {Min (B, .05 * (V\\V\\ + V\\F\\ + B))} Money is transferred from the Transfer Account to the elected Sub-accounts.]

 P-SCH-HD7-DB(2/09)                   5